Exhibit 10.1
TD AMERITRADE HOLDING CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
     TD AMERITRADE Holding Corporation (the “Company”) hereby grants you, [______________] (the “Grantee”), the number of Restricted Stock Units indicated below under the Company’s 1996 Long-Term Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Agreement (the “Agreement”) and each Appendix. Subject to the provisions of Appendix A and B (attached) and of the Plan, the principal terms of this grant are as follows:

Grant Date:	[Date]

Total Number of Restricted Stock Units:	[Number]
This reflects the total number of Restricted Stock Units granted to you on the Grant Date, and shall be increased as of any date by the cumulative number of additional whole and/or fractional Restricted Stock Units, if any, credited by this Agreement through such date in payment of Dividend Equivalent Rights as described in paragraph 30 of Appendix A (attached) to this Agreement. *

Scheduled Vesting:	The Restricted Stock Units will vest in accordance with the schedule set forth in Appendix A and B (attached) and provisions of the Plan and this Agreement.

Settlement Date:	One Share will be issued for each Restricted Stock Unit that has vested on the Vesting Date specified in Appendix A and B (or on a date as soon as practicable, and no more than ten business days, thereafter).

Acceptance:	You must accept this grant of Restricted Stock Units prior to the Acceptance Deadline, which is sixty (60) days from the Grant Date.

*	Except as otherwise provided in this Agreement, or by the terms of the Plan, you will not vest in the Restricted Stock Units unless you remain employed by the Company or one of its Related Entities through the applicable Vesting Date.

     Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Agreement, including Appendix A and Appendix B. Important additional information on vesting, forfeiture and the actual issuance of the Shares in settlement of the Restricted Stock Units covered by this grant are contained in paragraphs 4 through 15 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.
     THIS AGREEMENT MUST BE ACCEPTABLE BY YOU BY THE ACCEPTANCE DEADLINE, OR THIS GRANT OF RESTRICTED STOCK UNITS WILL AUTOMATICALLY BE CANCELED.
TD AMERITRADE HOLDING CORPORATION

By:
Title:

ACCEPTED BY THE GRANTEE

Print Name

Signature

Acceptance Date (must be within sixty (60) days of the Grant Date)

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
     1. Grant. The Company hereby grants to the Grantee under the Plan at the per share price of $.01, equal to the par value of a Share, the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms and conditions in the Agreement, Appendix A and B and the Plan.
     2. No Payment of Purchase Price Necessary. When the Restricted Stock Units are settled through the issuance of Shares to the Grantee, the par value of the underlying Company Stock will be deemed paid by the Grantee for each Restricted Stock Unit through the past services rendered by the Grantee, and such deemed payment will be subject to the appropriate tax withholdings.
     3. Company’s Obligation to Pay. Each Restricted Stock Unit represents a right to receive, on the Vesting Date, one Share for each vested Restricted Stock Unit. Unless and until the Restricted Stock Units have vested in the manner set forth in this Agreement and Appendix A and B, the Grantee will have no right to receive settlement of Shares underlying such Restricted Stock Units. Prior to the settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units will be made in Shares.
     4. Vesting Schedule. Except as otherwise provided in paragraph 5 of this Appendix A, the Restricted Stock Units awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in Appendix B. Restricted Stock Units scheduled to vest on any applicable date actually will vest only if the Grantee continues to be an Employee through such date.
     5. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee.
     6. Issuance of Shares after Vesting. Each Restricted Stock Unit that becomes vested under this Agreement will be settled by the Company through the issuance of Shares to the Grantee (or in the event of the Grantee’s death, to his or her estate) as soon as practicable following the Vesting Date, subject to paragraph 15, and in no event later than the tenth (10th) business day following the Vesting Date.
     7. Forfeiture Upon Ceasing to be an Employee. Other than as provided in paragraphs 9 through 14, and notwithstanding any contrary provision of this Agreement, Appendix A and Appendix B, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 4 or 5 at the time the Grantee ceases to be an Employee will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of any price paid for the Restricted Stock Units forfeited to the Company pursuant to this paragraph 7.

     8. Forfeiture or Repayment in Connection with Certain Events.
          (a) Forfeiture or Repayment. Notwithstanding any contrary provision of this Agreement, Appendix A, Appendix B or the terms of any written agreement between the Company and the Grantee (including specifically any written employment, severance or change in control agreement) if the Committee determines (in its sole discretion, but acting in good faith) that a Clawback Event has occurred at any time while the Grantee is an Employee and such determination is made no later than three (3) years following the Grant Date, then: (i) the balance of the Restricted Stock Units that have not vested as of the date of such event may, in the sole discretion of the Committee, be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company; (ii) any Shares previously issued under this Agreement to the Grantee for vested Restricted Stock Units that have not been sold, transferred or otherwise disposed of by the Grantee may, in the sole discretion of the Committee, be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company; and (iii) if the Shares previously issued under this Agreement to the Grantee for vested Restricted Stock Units have been sold, transferred or otherwise disposed of by the Grantee, the Gain realized by the Grantee (or that would have been realized had the Grantee sold the Shares in an arms-length transaction) will be paid by the Grantee to the Company, if the Committee, in its sole discretion, requires such payment. If, with respect to subsections (ii) and/or (iii) in the preceding sentence, the Grantee refuses to transfer the Shares to the Company and/or make a payment to the Company equal to the Gain, the Company will, if directed by the Committee, in its sole discretion, and subject to applicable law (including any Code Section 409A considerations), recover the value of such Shares and/or Gain and, if applicable, the amount of its court costs, attorneys’ fees and other costs and expenses incurred in connection with enforcing this paragraph 8 by (w) reducing the amount that would otherwise be payable to the Grantee under any compensatory plan, program or arrangement maintained by the Company or any Subsidiary, (x) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s (or a Subsidiary’s) otherwise applicable compensation practices, (y) reducing any severance benefits that would otherwise be payable or provided to the Grantee under any plan, program or arrangement maintained or entered into by the Company or any Subsidiary (including specifically under any employment or severance agreement) or (z) by any combination of the foregoing.
          (b) Discretion to Reduce Amount Subject to Forfeiture or Repayment. In the event of a Clawback Event described in paragraph 8(c)(i)(A) below and the Restricted Stock Units were issued to the Grantee as payment (in whole or part) for an award earned under the Company’s Management Incentive Plan (or any other bonus plan of the Company), the Committee may, in its sole discretion, limit the amount to be forfeited by the Grantee and/or recovered from the Grantee to the amount by which the award earned under the applicable bonus plan exceeded the amount that would have been earned had the financial statements been initially filed as restated, as determined by the Committee in accordance with the terms and conditions of the applicable bonus plan. In the event the Committee exercises such discretion, if the award earned under the applicable bonus plan was paid in cash and the Restricted Stock Units, the Committee will have discretion to determine how the amount to be recovered will be allocated among the portion paid in cash and the portion paid in Restricted Stock Units. The amount of Restricted Stock Units, if any, subject to forfeiture or repayment will be covered in the following order: first, unvested Restricted Stock Units that remain outstanding; then, Shares previously issued under this Agreement to the Grantee for vested Restricted Stock Units that have not been sold, transferred or otherwise disposed of by the Grantee; and finally, Gain realized (or that would have been realized in an arms-length transaction) by the Grantee from the sale, transfer or disposition of Shares previously issued under this Agreement to the Grantee for vested Restricted Stock Units.
          (c) Definitions.
               (i) For purposes of this Agreement, Appendix A and Appendix B, a “Clawback Event” shall mean one or more of the following: (A) any of the Company’s financial statements are required to be restated resulting from fraud or willful misconduct by the Grantee or any other person, provided that the Grantee knew or should have known of such fraud or willful misconduct; or (B) any act of fraud, negligence or breach of fiduciary duty by the Grantee or any other person, provided that the Grantee knew or should have known of such fraud, negligence or breach of fiduciary duty, resulting in material loss, damage or injury to the Company.
               (ii) For purposes of this Agreement, Appendix A and Appendix B, “Gain” shall mean the Fair Market Value of a Share on the date of sale, transfer or other disposition, multiplied by the number of Shares sold, transferred or otherwise disposed of.
          (d) Restrictions on Sale of Stock Pending Determination of Clawback Event. If the Company reasonably believes that a Clawback Event has occurred, the Grantee understands and agrees that the Company may, in its sole discretion, restrict the Grantee’s ability to directly or indirectly sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, swap, hedge, transfer, or otherwise dispose of any shares of Company common stock held by the Grantee in his or her Company brokerage account (whether issued in connection with this Agreement or otherwise) pending a final determination by the Committee that a Clawback Event has or has not occurred. Such determination shall be made as soon as administratively practicable but in no event will the Grantee be restricted in accordance with the preceding sentence for more than that period of time reasonably necessary for the Committee to determine the existence of a Clawback Event. The Grantee further understands and agrees that that the Company shall have no responsibility or liability for any fluctuations that occur in the price of the Company’s common stock or for any potential loss or gain the Grantee could have realized from the sale of his or her shares of Company common stock during the period of time in which the Grantee is restricted in accordance with this paragraph 8(d).
          (e) Change of Control. Notwithstanding any contrary provision of this Agreement, Appendix A or Appendix B, this paragraph 8 will expire and have no further force or effect upon a Change of Control. Solely with respect to this paragraph 8, a “Change of Control” shall not be deemed to have occurred if the Company’s outstanding Shares or substantially all of the Company’s assets are purchased by TD Bank Financial Group.
          (f) No Waiver. Any failure by the Company to assert the forfeiture and repayment rights under this paragraph with respect to specific claims against the Grantee shall not waive, or operate to waive, the Company’s right to later assert its rights hereunder with respect to other or subsequent claims against the Grantee.

          (g) No Limitation on Remedies. The Company’s forfeiture and repayment rights under this paragraph shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline any misconduct by the Grantee including, but not limited to, termination of employment or initiation of appropriate legal action.
          (h) Grantee Acknowledgement and Agreement. Without limiting the generality of any other provision herein regarding the Grantee’s understanding of and agreement to the terms and conditions of this Agreement, Appendix A and Appendix B, by signing this Agreement, the Grantee specifically acknowledges that he or she has read and understands this paragraph 8 and agrees to the terms and conditions of this paragraph, including but not limited to the forfeiture and repayment provisions of paragraph 8(a).
     9. Death of Grantee. In the event that the Grantee ceases to be an Employee due to his or her death prior to the Vesting Date, the Restricted Stock Units will vest and be settled by the Company through the issuance of Shares to the administrator or executor of the Grantee’s estate, on a date as soon as practicable after the date of the Grantee’s death. The Company may require any administrator or executor of the Grantee’s estate to furnish (a) written notice of his or her status as transferee, or (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with Applicable Laws pertaining to the transfer of the Shares underlying the Restricted Stock Units.
     10. Disability of Grantee. In the event that the Grantee ceases to be an Employee due to his or her Disability prior to the Vesting Date, the Restricted Stock Units will vest and be settled by the Company through the issuance of Shares to the Grantee on a date as soon as practicable after the date of the Grantee’s Disability.
     11. Retirement of Grantee. In the event that the Grantee ceases to be an Employee due to his or her Retirement (as defined below) prior to the Vesting Date, the Restricted Stock Units will vest and be settled by the Company through the issuance of Shares to the Grantee on a date as soon as practicable after the date of the Grantee’s Retirement. For the purposes of this Agreement, “Retirement” shall mean a termination of employment for any reason, other than “Cause” (as defined below in paragraph 12), after attaining age fifty-five (55) and after having at least ten (10) years of continuous service with the Company.
     12. Termination of Employment without Cause. In the event that the Grantee’s employment is terminated by the Company without “Cause” (as defined below) prior to the Vesting Date, then the actual number of Shares to be issued upon settlement of the Restricted Stock Units, so long as permissible by the terms of the Plan, will be determined as follows: (A) the total number of Restricted Stock Units subject to this award shall be pro-rated based on the number of twelve (12) month periods which have elapsed since the Date of Grant and through the date of the Grantee’s termination of employment, then such pro-rated number of Restricted Stock Units shall (B) vest in accordance with, and pursuant to, paragraph 4. For the purposes of this Agreement, “Cause” shall mean the Grantee’s: (a) failure to substantially perform his or her duties as an Employee, other than due to illness, injury or Disability; (b) willful engaging in conduct which is materially injurious to the Company; (c) misconduct involving serious moral turpitude, or any conviction of, or plea of nolo contendre to, a criminal offense arising out of a breach of trust, embezzlement or fraud committed against the Company by the Grantee in the course of the Grantee’s employment with the Company; (d) any violation of paragraph 14 of this Appendix A; or (e) any other action which might be considered “gross misconduct” under the Company’s applicable associate handbook.
     13. Termination of Employment following Change of Control. In the event that the Grantee’s employment is terminated by the Company for any reason, other than for Cause (as defined above) within twenty-four (24) months following a Change of Control and prior to the Vesting Date, the Restricted Stock Units will vest and be settled by the Company through the issuance of Shares to the Grantee on a date as soon as practicable after the date of the Grantee’s termination of employment.
     14. Non-solicitation and Non-competition. The receipt of any Shares pursuant to this award will be subject to the Grantee, for the period of his or her employment with the Company and for a period the greater of either, twelve months or such period of time set forth in the Grantee’s associate agreement, after the termination of his or her employment with the Company, not: (i) directly or indirectly soliciting customers of the Company in an attempt to have such customers cease their relationship with the Company, (ii) soliciting any employee of the Company for employment with any employer other than the Company, or (iii) directly or indirectly engaging in, having any ownership interest in or participating in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. To the extent the Grantee has violated any term and condition of this paragraph 14, the Restricted Stock Units prior to settlement shall be forfeited pursuant to paragraph 7 and if Shares of Company Stock have already been issued to the Grantee, then the Grantee shall be required to either return the Shares or forfeit any gain recognized by the Grantee from the sale of such Shares.
     15. Withholding of Taxes. When the Shares are issued in settlement for vested Restricted Stock Units, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee will be subject to applicable taxes in his or her jurisdiction. The Company (or the employing Related Entity) will withhold a portion of the Shares otherwise issuable in settlement for vested Restricted Stock Units that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the employing Related Entity) with respect to the Shares. No fractional Shares will be withheld or issued pursuant to the grant of Restricted Stock Units and the issuance of Shares thereunder. By accepting this Award, the Grantee expressly consents to the withholding of Shares as provided for in this paragraph 15. All income and other taxes and withholding related to the Restricted Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Grantee.
     16. Rights as Stockholder. Except as provided pursuant to the Dividend Equivalent Rights provided in paragraph 30, neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account) after the Vesting Date. After such issuance, recordation and delivery, the

Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
     17. No Effect on Employment or Service. The Grantee acknowledges and agrees that this Agreement and Appendix A and B and the transactions contemplated hereunder do not constitute an express or implied promise of continued service or employment as an Employee for any period, or at all, and shall not interfere with the Grantee’s right or the Company’s (or employing Related Entity’s) right to terminate the Grantee’s relationship as an Employee at any time, with or without Cause.
     18. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its General Counsel, at 6940 Columbia Gateway Drive, Suite 200, Columbia, Maryland 21045, or at such other address as the Company may hereafter designate in writing.
     19. Grant is Not Transferable. Except to the limited extent provided in paragraph 9 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.
     20. Restrictions on Sale of Stock. The Shares issued as settlement for the payment for any vested Restricted Stock Units awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee’s subsequent sale of the Shares will be subject to paragraph 8(d) above, any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws. In addition, the Shares issued as settlement for the payment of any vested Restricted Stock Units awarded under this Agreement will also be subject to any applicable ownership guidelines and Share ownership holding periods which may be currently in effect under the Company’s trading policy.
     21. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     22. Conditions for Issuance of Certificates for Stock. The Shares deliverable to the Grantee may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; provided that issuance of certificates for Shares hereunder is to be made in no event later than the tenth (10th) business day following the Vesting Date.
     23. Plan Governs. This Agreement and Appendix A and B is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and Appendix A and B and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement and Appendix A and B shall have the meaning set forth in the Plan.
     24. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and Appendix A and B and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other persons. The Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement and Appendix A and B.
     25. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement and Appendix A and B.
     26. Agreement Severable. In the event that any provision in this Agreement and Appendix A and B shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement and Appendix A and B.
     27. Entire Agreement. Other than to the extent any written employment agreement between the Grantee and the Company provides for (a) treatment different or (b) the definition of terms different, than that which is provided by this Agreement and Appendix A and B, this Agreement and Appendix A and B constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement and Appendix A and B in reliance on any promises, representations, or inducements other than those contained herein.
     28. Modifications to the Agreement. The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
     29. Amendment, Suspension or Termination of the Plan. By accepting this award, the Grantee expressly warrants that he or she has a right to receive Shares under, and subject to the terms and conditions of, the Plan and this Agreement and Appendix A and B, and has received, read and understood the Plan and this Agreement and Appendix A and B. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

     30. Dividend Equivalent Rights. The Number of Restricted Stock Units subject to this Agreement shall be increased by such additional whole and/or fractional Restricted Stock Units in an amount determined by the following formula: X = (A x B) / C; where:
•	“X” is the number of whole and/or fractional Restricted Stock Units to be credited;

•	“A” is the amount of cash dividends paid by the Company to stockholders with respect to one Share;

•	“B” is the number of whole and fractional Restricted Stock Units remaining subject to this Agreement as of the cash dividend record date but immediately prior to the application of this paragraph 30; and

•	“C” is the Fair Market Value of a Share on the cash dividend payment date.
If a Settlement Date occurs before the cash dividend payment date, and the Grantee did not otherwise receive any additional Restricted Stock Units with respect to such Shares issued on the applicable Settlement Date, the Grantee shall nevertheless be entitled to receive additional Restricted Stock Units, in an amount determined pursuant to this Section 30, and such additional Restricted Stock Units shall be immediately settled through the issuance of Shares on the cash dividend payment date (or as soon as reasonably practicable thereafter).
Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as to which applied to each underlying Share pursuant to which the Dividend Equivalent Rights were paid.
     31. Code Section 409A. Notwithstanding anything to the contrary in the Agreement, Appendix A and B and/or the Plan, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax with respect to the settlement of the Shares underlying the Restricted Stock Units on account of the Grantee’s separation from service (as defined in Section 409A of the Code), the Shares (and/or at the election of the Grantee the cash received from the sale of the Shares underlying the vested Restricted Stock Units) will not be paid to the Grantee until the date six (6) months and one (1) day following the date of the Grantee’s separation from service.
     32. Notice of Governing Law. This grant of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of Nebraska without regard to principles of conflict of laws.

APPENDIX B
VESTING SCHEDULE
OF RESTRICTED STOCK UNITS
     The vesting of the Restricted Stock Units subject to this award shall be determined based on the following schedule (except as otherwise provided in Appendix A):
     The Vesting Date shall be the third (3rd) anniversary of the Date of Grant. One hundred percent (100%) of the Restricted Stock Units shall become vested on such Vesting Date.
     The Settlement Date, when the vested Restricted Stock Units, if any, will be settled by issuing Shares to the Grantee shall be the date, as soon as reasonable practicable following the date the applicable Restricted Stock Units have vested in accordance with the terms of the Plan, the Agreement and this Appendix B, but in no event later than the tenth (10th) business day following such date.